Issuer Free Writing Prospectus, dated March 14, 2017

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement, dated March 13, 2017 and

Registration No. 333-206994

AURINIA PHARMACEUTICALS INC.

Aurinia Pharmaceuticals Inc. (the “Company”) has filed a Registration Statement on Form F-10, declared effective by the United States Securities and Exchange Commission (the “SEC”) on November 5, 2015 (the “Registration Statement”), and the Company’s existing Canadian short form base shelf prospectus (the “Base Shelf Prospectus”) dated October 16, 2015. A preliminary prospectus supplement relating to the offering has been filed with the securities commissions in the provinces of British Columbia, Alberta and Ontario in Canada, and with the SEC in the United States (the “Preliminary Prospectus”), and a final prospectus supplement relating to the offering (together with the Preliminary Prospectus, Base Shelf Prospectus and the Registration Statement, the “Offering Documents”) will be filed with the securities commissions in the provinces of British Columbia, Alberta and Ontario in Canada, and with the SEC in the United States. The Offering Documents will contain important detailed information about the securities being offered. Copies of the Offering Documents will be available for free by visiting the Company’s profiles on the SEDAR website maintained by the Canadian Securities Administrators at www.sedar.com or the SEC’s website at www.sec.gov, as applicable. Alternatively, copies of the prospectus supplement will be available upon request by contacting Leerink Partners LLC; Attention: Syndicate Department; One Federal Street; 37th Floor; Boston, MA, 02110, or by phone at 1-800-808-7525, ext. 6142, or by email at syndicate@leerink.com or Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Ave., 5th Floor, New York, New York 10022, or by telephone at 212-829-7122, or by e-mail at prospectus@cantor.com.

Issuer	Aurinia Pharmaceuticals Inc.

Delivery of Shares	Delivery of the shares of common shares is expected to be made on or about March 20, 2017, which is the fourth business day following the date of pricing of the shares (such settlement being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares on the date of pricing of the shares or the next two succeeding business days will be required, by virtue of the fact that the shares initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Closing Date	March 20, 2017

Joint Book-Running Managers	Leerink Partners LLC and Cantor Fitzgerald & Co.

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